Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK

General

The following description of the capital stock of ContextLogic Inc. (“us”, “our,” “we”, or the “Company”) is a summary. We have adopted an amended and restated certificate of incorporation and amended and restated bylaws, and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this Exhibit 4.6, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors’ rights agreement, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 3,600,000,000 shares, all with a par value of $0.0001 per share, of which:

•	3,000,000,000 shares are designated as Class A common stock;

•	500,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are designated as preferred stock.

Common Stock

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Voting Rights

The holders of our Class B common stock are entitled to 20 votes per share, and holders of our Class A common stock are entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation provides that as long as any shares of Class B common stock remain outstanding, we shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or our amended and restated certificate of incorporation:

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amend, alter, or repeal any provision of our amended and restated certificate of incorporation or amended and restated bylaws that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of our Class B common stock; or

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reclassify any of our outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to our Class B common stock or the right to more than one (1) vote for each share thereof.

Delaware law or our amended and restated certificate of incorporation would require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

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if we were to seek to amend our amended and restated certificate of incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

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if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting power of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

No Preemptive or Similar Rights

Except for the conversion provisions with respect to our Class B common stock described below, holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion of our Class B Common Stock

Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except certain transfers described in our amended and restated certificate of incorporation. Upon the death or permanent incapacity of each holder of Class B common stock who is a natural person, the Class B common stock held by that person or his or her permitted estate planning entities will convert automatically into Class A common stock. However, shares of Class B common stock held by Mr. Szulczewski or his permitted estate planning entities or other permitted transferees will not convert automatically into Class A common stock until a time that is between 90 and 270 days after his death or permanent incapacity, as determined by the board of directors.

In addition, all shares of Class B common stock will automatically convert into shares of Class A common stock on the earlier of (i) December 18, 2027, (ii) the date on which the number of outstanding shares of Class B common stock represents less than 5% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock, (iii) the date specified by a vote of the holders of a majority of the then outstanding shares of Class B common stock and (iv) a date that is between 90 and 270 days, as determined by the board of directors, after the death or permanent incapacity of Mr. Szulczewski.

Once transferred and converted into Class A common stock, the Class B common stock will not be reissued.

No Further Issuances of our Class B Common Stock

Our amended and restated certificate of incorporation provides that we shall not issue any additional shares of Class B common stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the then outstanding shares of our Class B common stock. No further shares of our Class B common stock may be issued after the final conversion of our Class B common stock into Class A common stock.

Preferred Stock

No shares of preferred stock are outstanding, but we are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Proxy Agreements

Our founder, Chief Executive Officer, and Chairperson, Peter Szulczewski, (i) has entered into proxy agreements with certain of our stockholders that became effective upon the closing of our initial public offering and (ii) previously entered into a currently effective proxy agreement that survived the closing of our initial public offering.

Under both proxy agreements, Mr. Szulczewski is granted an irrevocable proxy on all matters submitted to a vote of stockholders at a meeting or through the solicitation of written consent of stockholders. One form of the proxy agreement (which became effective upon our initial public offering) terminates upon (i) the liquidation, dissolution or winding up of our business; (ii) the execution by us of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of our property and assets; (iii) in the sole discretion of Mr. Szulczewski, with his express written consent; (iv) at such time as none of our Class B common stock remains outstanding; or (v) the death or incapacity of Mr. Szulczewski. Additionally, the shares of our Class B common stock subject to such form of proxy agreement are released from such proxy upon transfer or sale of such shares, subject to limited exceptions.

The second type of proxy agreement (entered into prior to our initial public offering) terminates after certain disqualification or succession events.

Registration Rights

Certain holders of our shares of our Class A common stock have registration rights. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our amended and restated investors’ rights agreement dated March 18, 2019, as amended (the “investors’ rights agreement”), which terms are described in additional detail below.

Demand Registration Rights

Under our investors’ rights agreement, at any time commencing on the earlier of (i) June 9, 2021 and (ii) June 13, 2021, upon the written request of the holders of not less than 50% of the registrable securities then outstanding that we file a registration statement under the Securities Act with an anticipated aggregate price to the public of at least $15 million, we will be obligated to use our commercially reasonable efforts to register the sale of all registrable securities that holders may request in writing to be registered within 20 days of the mailing of a notice by us to all holders of such registration. We are required to effect no more than two registration statements that are declared or ordered effective, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days no more than once in any 12-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us, and we do not file another registration statement on our account or that of any other stockholder during such 90 day period.

Piggyback Registration Rights

If we register any of our securities for public sale, we will be obligated to use all commercially reasonable efforts to register all registrable securities that the holders of such securities request in writing be registered within 20 days of mailing of notice by us to all holders of the proposed registration. However, this right does not apply to a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities or a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 30% of the total shares covered by the registration statement, except for in this offering, in which these holders may be excluded entirely if the underwriters determine that the sale of their shares may jeopardize the success of the offering.

Form S-3 Registration Rights

At any time commencing on June 13, 2021, the holders of the registrable securities can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $5 million. We are required to file no more than one registration statement on Form S-3 per 12-month period upon exercise of these rights, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if in the good faith judgment of our board of directors such registration would be seriously detrimental to us, and we do not register any other securities for our account or the account of any other stockholder during such 90-day period.

Additionally, we are required, once we become eligible to register securities on Form S-3, to use commercially reasonable efforts to qualify the registrable securities for registration on a delayed or continuous basis on Form S-3 pursuant to Rule 415 under the Securities Act. Holders of registrable securities may, no more than twice in a 12-month period, elect to sell registrable securities pursuant to such registration on a delayed or continuous basis, including up to once in a 12-month period through an underwritten offering.

Registration Expenses

We will pay all expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders incurred in connection with each of the registrations described above, subject to certain limitations. However, we will not pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn at the request of the holders of a majority of the registrable securities to be registered, subject to limited exceptions.

Termination of Registration Rights

The registration rights described above will terminate upon a liquidation event or as to any stockholder at such time as all of such stockholder’s securities (together with any affiliate of the stockholder with whom such stockholder must aggregate its sales) could be sold pursuant to Rule 144 of the Securities Act, but in any event no later than the third-year anniversary of this offering.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder; or

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subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

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Dual Class Stock. As described above in “Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a dual class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Therefore, current investors, executives, and employees will have the ability to exercise significant influence over those matters.

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Separate Class B Vote for Certain Transactions. Our amended and restated certificate of incorporation provides that so long as our outstanding shares of Class B common stock represent 25% or more of the total voting power of the company, any transaction that would result in a change in control of our company will require the approval of a majority of our outstanding Class B common stock voting as a separate class. This provision could delay or prevent the approval of a change in control that might otherwise be approved by a majority of outstanding shares of our Class A and Class B common stock voting together on a combined basis.

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Supermajority Approvals. Our amended and restated certificate of incorporation and amended and restated bylaws provide that certain amendments to our amended and restated certificate of incorporation or amended and restated bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. This will have the effect of making it more difficult to amend our amended and restated certificate of incorporation or amended and restated bylaws to remove or modify certain provisions.

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Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

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Classified Board. Our board of directors is not currently classified. At any time after our first annual meeting of stockholders, when the outstanding shares of our Class B common stock represent less than 40% of the combined voting power of our common stock, our board of directors will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

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Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that stockholders may not call special meetings of stockholders, but that stockholders will be able to take action by written consent. At any time after the Company’s first annual meeting of stockholders, when the outstanding shares of our Class B common stock represent less than 40% of the combined voting power of our common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

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Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by the holders of common stock, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Our certificate of incorporation also provides that the U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These choice of forum provisions do not apply to actions brought to enforce a duty or liability created by the Exchange Act. We intend for the choice of forum provision regarding claims arising under the Securities Act to apply despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and our Class B common stock is American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.